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                                                                    EXHIBIT 21.1
                              List of Subsidiaries

VISX Partner, Inc., a Delaware corporation

VISX Japan KK, a Japan corporation

Orion Acquisition Corp., a Delaware corporation

VISX, a Cayman Islands corporation

VISX Foreign Sales Corporation, a Barbados corporation

VISX USA, Inc., a Delaware corporation

Arbor International, Inc., a Delaware corporation